As filed with the Securities and Exchange Commission on June 4, 2021
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WEATHERFORD INTERNATIONAL PLC
(Exact name of registrant as specified in its charter)

Ireland	98-0606750
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2000 St. James Place, Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)
WEATHERFORD INTERNATIONAL PLC
SECOND AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN
(Full title of the plan)
Scott C. Weatherholt
Weatherford International plc
Executive Vice President, General Counsel and Chief Compliance Officer
2000 St. James Place, Houston, Texas 77056
(713) 836-4000
(Name, address and telephone number, including area code, of agent for service)

with copy to:
Jonathan B. Newton
King & Spalding LLP
1100 Louisiana Street, Suite 4100, Houston, Texas 77002
(713) 751-3200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☑	Smaller reporting company	☐	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Ordinary Shares, par value $0.001	8,479,813	$13.86	$117,530,208.18	$12,822.55
(1)
The ordinary shares, par value $0.001 per share (“Ordinary Shares”) of Weatherford International plc, a public limited company organized under the laws of Ireland (the “Registrant”), being registered hereby relate to the Weatherford International plc Second Amended and Restated 2019 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act, of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional securities as may be offered or issued as a result of the anti-dilution provisions of the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) promulgated under the Securities Act on the basis of the average of the high and low sale prices of the Ordinary Shares on June 3, 2021, as quoted on the Nasdaq Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in this Part I will be sent or given to the participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission are hereby incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:
•the Registrant’s Amendment No. 2 to the Form 10, as filed with the Commission on May 26, 2021;
•the description of the Ordinary Shares as set forth on Amendment No. 2 to Form 10, as filed with the Commission on May 26, 2021, including any further amendment or any report filed for the purpose of updating such description; and
•all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (except that any portions thereof which are furnished and not filed shall not be deemed incorporated) since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
All other documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of any post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (except that any portions thereof which are furnished and not filed shall not be deemed incorporated).
Any statement contained herein, in any amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Subject to exceptions, the Companies Act 2014 of Ireland, as amended (the “Irish Companies Act”) contains limitations that do not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the Registrant. The exceptions allow a company to: (i) purchase and maintain directors and officers insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company and (ii) indemnify a director or such other officer against any liability incurred in defending proceedings, whether civil or criminal, (a) in which judgment is given in his or her favor or in which he or she is acquitted or (b) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.
Our Articles of Association (the “Articles”) include a provision which, subject to the provisions of the Irish Companies Act as aforesaid, entitles every present and former director and other officer of the Registrant and each other person who is or was serving at the request of the Registrant as a director, officer, employee or agent of another company, or of a partnership, joint venture, trust or non-profit entity, including service with respect to employee benefit plans maintained or sponsored by the Registrant (including the heirs, executors, administrators and estates of such persons) to be indemnified and held harmless by the Registrant to the fullest extent permitted by law against all costs, charges, losses, expenses and liabilities incurred by such person in the execution and discharge of their duties or in relation thereto.
In addition, the Registrant and Weatherford International Ltd., a Bermuda exempted company and wholly owned, indirect subsidiary of the Registrant have entered (and/or, if required, any other subsidiary of the Registrant may enter) into indemnification agreements (or deed poll indemnities) with or as to each of Registrant’s directors and certain officers as well as with individuals serving as directors, officers, employees, agents or fiduciaries of our subsidiaries or any other company, corporation, joint venture, trust, employee benefit plan or other entity or enterprise or by reason of anything done or not done by such person in any capacity providing for the indemnification of, and advancement of expenses to, these persons to the fullest extent permitted by law. The obligations of the Registrant under such agreements are also subject to the limitations on indemnification under Irish law as aforesaid.
As permitted by Irish law, the Registrant has also taken out directors' and officers' liability insurance.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits

4.1
Memorandum and Articles of Association of Weatherford International plc adopted pursuant to order of the High Court of Ireland, with effect from December 10, 2019, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report filed with the Commission on Form 8-K (File No. 1-36504) on December 18, 2019

4.2
Weatherford International plc Second Amended and Restated 2019 Equity Incentive Plan, incorporated by reference to Exhibit 10.6 of the Registrant’s Quarterly Report filed with the Commission on Form 10-Q for the quarter ended September 30, 2020 (File No. 1-36504) on November 4, 2020

5.1*	Opinion of Matheson regarding the legality of Ordinary Shares being registered
23.1*	Consent of KPMG LLP
23.2*	Consent of Matheson (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature pages to this Registration Statement)
__________
* Filed with this Registration Statement.

Item 9. Undertakings.
a.The undersigned Registrant hereby undertakes:
1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
iii.To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.That, for the purpose of determining liability under the Securities Act to any purchaser:
i.If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.
5.That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
ii.Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
iii.The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
iv.Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
b.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 4, 2021.

WEATHERFORD INTERNATIONAL PLC
By: /s/ Girishchandra K. Saligram
GIRISHCHANDRA K. SALIGRAM President, Chief Executive Officer and Director (Principal Executive Officer)
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Girishchandra K. Saligram, H. Keith Jennings and Scott C. Weatherholt and each of them (with full power to act alone), as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her in his or her name, place and stead, in any and all capacity, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Commission and any applicable securities exchange, securities self-regulatory body or other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them (with full power to act alone), full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on June 4, 2021.

Signature	Title

/s/ Girishchandra K. Saligram GIRISHCHANDRA K. SALIGRAM	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ H. Keith Jennings H. KEITH JENNINGS	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Desmond Mills DESMOND MILLS	Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Charles M. Sledge CHARLES M. SLEDGE	Chairman of the Board and Director

/s/ Benjamin C. Duster IV BENJAMIN C. DUSTER IV	Director

/s/ Neal P. Goldman NEAL P. GOLDMAN	Director

/s/ Jacqueline C. Mutschler JACQUELINE C. MUTSCHLER	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, this Registration Statement has been signed by the following person solely in the capacity of the duly authorized representative of Weatherford International plc in the United States on the date indicated.

/s/ Scott C. Weatherholt SCOTT C. WEATHERHOLT	Authorized Representative in the United States	June 4, 2021

EXHIBIT 5.1

Opinion of Matheson regarding the legality of Ordinary Shares being registered

Weatherford International plc                                4 June 2021
2000 St. James Place
Houston
Texas
United States of America

Dear Sirs
Registration Statement on Form S-8 of Weatherford International plc
We have acted as Irish counsel to Weatherford International plc, a public limited company incorporated under the laws of Ireland (company number 540406) (the “Company”), in connection with the filing by the Company, on the date hereof, of a registration statement on Form S-8 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), to which this Opinion is an exhibit, with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to which the Company will register, under the Securities Act, 8,479,813 ordinary shares of $0.001 each (nominal value) in the capital of the Company (the “Plan Shares”) that may become issuable pursuant to the Weatherford International plc 2019 Equity Incentive Plan, as amended and restated as of 13 April 2020 and further amended and restated as of 30 October 2020 (the “Plan”).
In connection with this Opinion, we have reviewed the corporate resolutions, records and other documents and searches listed in Schedule 1 to this Opinion, together with such other resolution, records and documents as we have deemed necessary as a basis for the opinions expressed below.
Based on the foregoing, and subject to the further assumptions, qualifications and limitations set out in this Opinion, we are of the opinion that the Plan Shares, when issued pursuant to the terms of the Plan (including any applicable and duly authorised award agreement under the Plan), subject to receipt by the Company of the full consideration payable therefor, will be validly issued, fully paid and non-assessable (“non-assessable” is a phrase which has no defined meaning under Irish law, but, for the purposes of this Opinion, shall mean the registered holders of such Plan Shares will not be subject to calls for additional payments on such shares).
For the purposes of this Opinion, we have assumed: (i) Registration Statement will have become, and will remain, effective at the time of issuance of the Plan Shares, (ii) the truth and accuracy of the contents of all documents and searches reviewed as to factual matters, but have made no independent investigation regarding such factual matters, (iii) all signatures, initials, seals and stamps contained in, or on, all documents submitted to us are genuine, (iv) all documents submitted to us as originals are authentic and complete and that all documents submitted to us as copies (including without limitation any document submitted to us as a .pdf (or any other format) attachment to an email) are complete and conform to the originals of such documents, and the originals of such documents are authentic and complete, (v) at the time of the allotment and issue of any Plan Shares pursuant to the terms of the Plan, the Company will have a sufficient number of authorised but unissued ordinary shares of $0.001 each (nominal value) in its share capital (being at least equal to the number of Plan Shares to be allotted and issued), (vi) at the time of the allotment and issue of any Plan Shares (or the grant of any right to subscribe for, or convert any security into, Plan Shares (a “convertible right”)) pursuant to the terms of the Plan, to the extent required, (A) the directors of the Company will, in accordance with section 1021 of the Companies Act 2014 of Ireland, as amended, (the “Companies Act”), have been generally and unconditionally authorised by the shareholders of the Company to allot a sufficient number of “relevant securities” (within the meaning of that section) (being at least equal to the number of Plan Shares the subject of such allotment and issuance or grant of a convertible right) and (B) the directors of the Company will, in accordance with section 1023 of the Companies Act, have been empowered by the shareholders of the Company to allot and issue such Plan Shares or grant convertible rights as if section 1022(1) did not apply to such allotment and issuance or grant, (vii) where treasury shares are being re-issued, the maximum and minimum prices of re-issue shall have been determined in advance at a general meeting of the Company in accordance with the requirements of section 1078 of the Companies Act, (viii) the full consideration for all Plan Shares to be allotted and issued pursuant to the Plan will have been received by the Company prior to the issuance of such Plan Shares, (ix) no Plan Shares will be allotted and issued pursuant to the Plan for less than their nominal value, (x) no Plan Shares will be allotted and issued pursuant to the Plan for consideration other than cash, (xi) no Plan Shares will be allotted and issued other than pursuant to a resolution of the board of directors of the Company or a duly authorised committee thereof, (xii) the Company shall not give any financial assistance, as contemplated by sections 82 and 1043 of the Companies Act for the purpose of any acquisition of any Plan Shares pursuant to the Plan, save as permitted by, or pursuant to an exemption to, the said sections 82 and 1043 and (xiii) the offering, sale and/or marketing of any Plan Shares will be made, effected and conducted in accordance with, and will not violate, the securities laws and regulations of all applicable jurisdictions, including Ireland, which impose any restrictions, or mandatory requirements, in relation to the offering or sale of any shares to the public in any jurisdiction, including Ireland, and/or any prospectus or analogous disclosure document prepared in connection therewith.
This Opinion is based upon, and limited to, the laws of Ireland as is in effect on the date hereof and is based on legislation published and cases fully reported before that date and our knowledge of the facts relevant to the opinions contained herein. We have assumed without enquiry that there is nothing in the laws of any jurisdiction other than Ireland which would, or might, affect our opinion as stated herein. We have made no investigations of, and we express no opinion on, the laws of any jurisdiction other than Ireland or the effect thereof. This Opinion is expressed as of the date hereof and we assume no obligation to update this Opinion.
This Opinion is furnished to you and the persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act strictly for use in connection with the Registration Statement and may not be relied upon by any other person without our prior written consent. This Opinion is confined strictly to the matters expressly stated herein and is not be read as extending by implication or otherwise to any other matter.
We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Registration Statement and to the reference to Matheson therein. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.
This Opinion and the opinions given in it are governed by, and construed in accordance with, the laws of Ireland.

Yours faithfully
/s/ Matheson

MATHESON

Schedule 1
1.A copy of the Weatherford International plc 2019 Equity Incentive Plan, as amended and restated as of 13 April 2020 and further amended and restated as of 31 October 2020.
2.Copies of the certificate of incorporation, the certificate of incorporation on change of and the certificate of incorporation on re-registration as a public limited company of Weatherford International plc, dated 3 March 2014, 20 March 2014 and 29 May 2014, respectively.
3.Copy memorandum and articles of association of Weatherford International plc, adopted, pursuant to order of the High Court of Ireland, with effect from 10 December 2019.
4.Copy order of the High Court of Ireland dated 12 December 2019 confirming an amended scheme of arrangement relating to Weatherford International plc pursuant to section 541 and section 542 of the Companies Act.
5.Copy resolutions of the board of directors of Weatherford International plc passed on 12 December 2019, 13 April 2020, 30 October 2020 and 26 March 2021.
6.The Registration Statement.
7.Searches carried out by independent law researchers on our behalf against Weatherford International plc on 4 June 2021 in (i) the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland, (ii) the Judgments’ Office of the Central Office of the High Court of Ireland and (iii) the Companies Registration Office.

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 19, 2021, with respect to the consolidated financial statements and financial statement schedule II of Weatherford International plc and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Houston, Texas
June 4, 2021